Registration No. 333-157262

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LASERCARD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0176309
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1875 North Shoreline Boulevard

Mountain View, California 94043

(Address of Principal Executive Offices) (Zip Code)

2004 Equity Incentive Compensation Plan

(Full title of the plan)

William West

Secretary

LaserCard Corporation

c/o HID Global Corporation

15370 Barranca Parkway

Irvine, CA 92618

(Name and address of agent for service)

(949) 732-2003

(Telephone number, including area code, of agent for service)

Copy to:

Matthew J. Gardella, Esq.

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, Massachusetts 02199

Tel: (617) 239-0100

Fax: (617) 227-4420

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

LaserCard Corporation (“Registrant”) is filing this Post-Effective Amendment No. 2 to the registration statement on Form S-8, Registration No. 333-157262, filed on February 11, 2009, as amended by Amendment No. 1 filed on February 26, 2009 (the “Registration Statement”), to deregister unsold securities of the Registrant offered under the 2004 Equity Incentive Compensation Plan (the “Plan”).

On January 28, 2011, pursuant to an Agreement and Plan of Merger dated as of December 20, 2010, by and among Registrant, ASSA ABLOY Inc., an Oregon corporation (“Parent”), and American Alligator Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into Registrant (the “Merger”), with Registrant being the surviving entity and becoming a direct, wholly-owned subsidiary of Parent. As a result of the Merger, Registrant terminated the Plan.

Pursuant to the undertaking made by Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, Registrant is filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister all of the securities which remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on February 3, 2011.

LASERCARD CORPORATION

By:	/s/ Robert T. DeVincenzi
	Name:	Robert T. DeVincenzi
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on February 3, 2011.

Signature	Title

/s/ Denis R. Hébert Denis R. Hébert	Director and Chief Executive Officer (Principal Executive Officer)

/s/ William West William West	Director and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jason Bohrer Jason Bohrer	Director